Exhibit 99.32

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - MARFRIG GLOBAL FOODS S.A. to be held on 08/05/2025

Shareholder's Name
Shareholder's CNPJ or CPF
E-mail

Instructions on how to cast your vote

If the shareholder chooses to exercise its right to vote remotely, pursuant to the Brazilian Securities Commission (CVM) Resolution No. 81/2022, in relation to the matters submitted to the resolution of the Extraordinary General Meeting of Marfrig Global Foods S.A. (Company) initiated and suspended on June 18, 2025, and to be resumed on August 05, 2025 (EGM), it may do so by filling out this remote voting ballot (Voting Ballot).

In view of the provisions of Article 49 of CVM Resolution No. 81/2022, the voting instructions received by the Company or its service providers by means of the Voting Ballot until July 10, 2025 will be disregarded when resuming the work of the EGM. Therefore, without prejudice to the possibility of participating and voting in person, shareholders who wish to exercise their voting rights by means of the Voting Ballot must forward, as of this date, their voting instructions in relation to the matters on the agenda EGM, by filling out and delivering this Voting Ballot.

It is essential that the above fields be filled in with the full name or corporate name, as applicable, of the shareholder and the registration number with the Individual Taxpayer Registry of the Ministry of Finance (CPF/MF) or the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF), as applicable, in addition to an e-mail address for possible contact. In addition, for this Voting Ballot to be considered valid and the votes cast herein to be counted in the quorum of the EGM: (i) all the fields below must be duly completed; and (ii) this Voting Ballot must be signed, at the end, by the shareholder or their legal representative(s), as the case may be and under the terms of the legislation in force.

The Company will not require notarization, consularization or apostille, as applicable, and sworn translation into Portuguese of documents originally drawn up in Portuguese or English. For other languages, the Company requires notarization, consularization or apostille, as applicable, and sworn translation into Portuguese of the shareholders representation documents. Powers of attorney granted by electronic means will be admitted, provided that such powers of attorney are signed through a digital platform that ensures the authorship and integrity of the powers of attorney, even if such signatures are not accompanied by a digital signature certificate accredited by the Brazilian Public Key Infrastructure (ICP-Brasil).

It should also be noted that the managements proposal for the EGM (Proposal or Management Proposal), which contains, in addition to further instructions regarding participation in the EGM, the information required in relation to the EGMs agenda under the terms of the applicable laws and regulations, is available to shareholders at the Company’s headquarters and on the Company’s websites (ri.marfrig.com.br), CVM (www.gov.br/cvm) and B3 S.A. – Brasil, Bolsa, Balcão (B3) (www.b3.com.br).

Instructions for sending your ballot, indicating the delivery process by sending it directly to the Company or through a qualified service provider

Shareholders who wish to vote through the Voting Ballot may submit their voting instructions through one of the options below, and each shareholder must ensure that the Voting Ballot is received up to 4 days before the date of the EGM, observing the procedures established by its Custody Agents, by the B3 Central Depository, by the Bookkeeper and/or in the Proposal, as the case may be.

1. Voting instructions transmitted to their respective Custody Agents:

This option is intended exclusively for shareholders holding shares deposited with B3. In this case, the vote through the Voting Ballot will be exercised by the shareholders in accordance with the procedures adopted by the institutions and/or brokerage firms that are custodians of such shares (Custody Agents).

The shareholder holding shares deposited with B3 who chooses to exercise their voting rights through the Voting Ballot may do so by transmitting their voting instructions to their respective Custody Agent, subject to the rules determined by such Custody Agent, who must then forward such voting statements to the Central Depository. As the provision of the service of collection and transmission of instructions for filling out the Voting Ballot is optional for Custody Agents, we recommend that shareholders verify whether their Custody Agent is qualified to provide such service and what procedures, documents and information are applicable for issuing voting instructions.

2. Voting instructions transmitted to the Central Depository

Considering that the shares issued by the Company are admitted to trading on B3, shareholders who have shares deposited with the Central Depository may transmit their voting instructions directly to said central depositary, through the Investor Area, available at www.investidor.b3.com.br. The Company recommends that shareholders contact B3 for information and general guidance on accessing, registering and transmitting their voting instructions.

3. Voting instructions transmitted to the Bookkeeper:

In this case, the shareholder must transmit the voting instruction to Banco Bradesco S.A., the institution responsible for the bookkeeping of the shares issued by the Company (Bookkeeper). Shareholders who choose to exercise their right to vote remotely through the Bookkeeper must contact the Bookkeeper and check the deadlines and procedures established by them for issuing

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - MARFRIG GLOBAL FOODS S.A. to be held on 08/05/2025 voting instructions via ballot, as well as the documents and information required by them for this purpose, through the following channels:

• Bookkeeper’s agencies;

• telephone: 0800 7011616

• WhatsApp of “BIA”: +55 (11) 3335-0237

• e-mail: dac.escrituracao@bradesco.com.br

4. Voting instructions sent directly to the Company:

In this case, the shareholder may send the Voting Ballot, together with the documents below: (i) preferably, to the e-mail address ri@marfrig.com.br, with a request for confirmation of receipt; or (ii) to the following address: Avenida Queiroz Filho, nº 1560, Bloco 5 (Torre Sabiá), 3º stock, Sala 301, Vila Hamburguesa, São Paulo/SP, CEP 05319-000, ensuring that the Company receives them up to 4 days before the date of the EGM.

The Voting Ballot that is not accompanied by the necessary documentation or is not correctly completed will not be considered valid and will not be processed by the Company, however, it may be corrected and resubmitted by the shareholder, subject to the deadlines and procedures established in the regulations.

The following documents must be forwarded to the Company:

- Individual: (i) identification document with photo of the shareholder; and (ii) proof of ownership of the shares issued by the Company issued by the Bookkeeper and/or the statement of the respective participation issued by the competent custodian dated up to 2 business days prior to the date of submission or presentation of the document to the Company.

- Legal entity: (i) the most recent version of the bylaws or consolidated articles of association and the corporate documents confirming the powers of legal representation of the shareholder, duly registered; (ii) identification document with photo of the legal representative; and (iii) proof of ownership of the shares issued by the Company issued by the Bookkeeper and/or the statement of the respective participation issued by the competent custodian dated up to 2 business days before the date of submission or presentation of the document to the Company.

- investment funds: (i) the most recent version of the fund’s consolidated bylaws, with proof of its deposit on the CVM’s website; (ii) updated version of the bylaws or articles of association of the administrator or manager, observing the funds voting policy, and documents proving the powers of representation, duly registered; (iii) identification document with photo of the legal representative; and (iv) proof of ownership of the shares issued by the Company issued by the Bookkeeper and/or the statement of the respective participation issued by the competent custodian dated up to 2 business days before date of submission or presentation of the document to the Company.

Postal and e-mail address to send the distance voting ballot, if the shareholder chooses to deliver the document directly to the company / Instructions for meetings that allow electronic system's participation, when that is the case.

Postal and electronic address for sending the remote voting ballot, if the shareholder wishes to deliver the document directly to the Company:

Attn: Investor Relations Department

Avenida Queiroz Filho, n° 1560, Bloco 5, Torre Sabiá – 3º andar, Sala 301, Vila Hamburguesa,

CEP 05319-000, São Paulo - SP

E-mail: ri@marfrig.com.br

The Company clarifies that the EGM will be held exclusively in person, as described in the Proposal.

Indication of the institution hired by the company to provide the registrar service of securities, with name, physical and electronic address, contact person and phone number

Banco Bradesco S.A.

Cidade de Deus, Prédio Amarelo, S/Nº 2º Andar, Vila Yara - Osasco/SP, CEP 06029-900 4010/

Department of Shares and Custody Asset Bookkeeping.

Carlos Augusto Dias Pereira

Tel.: (11) 3684-9441 - 49441 - Fax: (11) 3684-2811

E-mail: dac.escrituracao@bradesco.com.br

Resolutions concerning the Extraordinary General Meeting (EGM)

[Eligible tickers in this resolution: MRFG3]

1. Approval of the “Protocol and Justification for the Incorporation of Shares Issued by BRF S.A. by Marfrig Global Foods S.A.”, entered into on May 15, 2025 between the Company and BRF S.A. (“BRF”), which establishes the terms and conditions for the incorporation of all shares issued by BRF not held by Marfrig (“Merger of Shares” and “Protocol and Justification”, respectively), under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

[Eligible tickers in this resolution: MRFG3]

2. The approval of the Merger of Shares, the effectiveness of which will be subject to the verification (or waiver, as applicable) of the Condition (as defined in the Protocol and Justification) and the advent of the date on which the Merger of Shares will be considered consummated, as set out in the Protocol and Justification (“Closing Date”) and the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - MARFRIG GLOBAL FOODS S.A. to be held on 08/05/2025

[Eligible tickers in this resolution: MRFG3]

3. Approval of the increase in the Company’s share capital, the issuance of common shares issued by the Company, as well as the consequent amendment of the Company’s bylaws (“Bylaws”), with delegation to the Company’s board of directors of the powers to confirm the effective number of shares to be issued by the Company, in the event of adjustments to the Exchange Ratio (as defined in the Protocol and Justification), within the scope of the Merger of Shares, subject to the verification (or waiver, as the case may be) of the Condition and the advent of the Closing Date, under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

[Eligible tickers in this resolution: MRFG3]

4. Ratification of the appointment of Apsis Consultoria Empresaria Ltda. as the appraisal company responsible for preparing the (a) appraisal report, at market value, of the shares issued by BRF to be incorporated by the Company, within the scope of the Merger of Shares (“Appraisal Report for Merger of Shares”); and (b) appraisal report containing the calculation of the exchange ratio of the shares held by the non-controlling shareholders of BRF, based on the net equity value of the shares of the Company and BRF, with both assets being appraised according to the same criteria and on the same date, at market prices, pursuant to article 264 of the Brazilian Corporations Law (“Appraisal Report 264”), under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

[Eligible tickers in this resolution: MRFG3] 5. The approval of the Appraisal Report for Merger of Shares, under the terms of the Management Proposal. [ ] Approve [ ] Reject [ ] Abstain
[Eligible tickers in this resolution: MRFG3] 6. The approval of the Appraisal Report 264, under the terms of the Management Proposal. [ ] Approve [ ] Reject [ ] Abstain

[Eligible tickers in this resolution: MRFG3]

7. The change of the Company’s corporate name, with the consequent change of the Bylaws, subject to the advent of the Closing Date and the completion of the Merger of Shares, under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

[Eligible tickers in this resolution: MRFG3]

8. Consolidation of the Bylaws, subject to the advent of the Closing Date and the completion of the Merger of Shares, under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - MARFRIG GLOBAL FOODS S.A. to be held on 08/05/2025

[Eligible tickers in this resolution: MRFG3]

9. Authorization to the Company’s management to perform all acts necessary to complete the Merger of Shares, under the terms of the Management Proposal.

[   ] Approve [   ] Reject [   ] Abstain

City :

Date :

Signature :

Shareholder's Name :

Phone Number :